Exhibit 99.1

Gold Standard Mining Corp. Appoints

Novichkov Oleg Pertovich as Vice President of Russian Operations

April 14, 2011 - Gold Standard Mining Corp. (OTCBB: GSTP) announced today that it has appointed Novichkov Oleg Pertovich as the Company’s Vice President of Russian Operations.  Mr. Pertovich will be responsible for the operations of the Company’s assets in the Amur region of Russia.

“The Company has been seeking to expand its senior personnel not only in North America but in Russia.  Mr. Pertovich is a welcomed addition to the Company.  Mr. Pertovich has had significant involvement in the Amur Region as a Director of the Internal Economic Office and as the head of the Natural Resource Development Office.  As the Company’s operations in Russia are based in the Amur region, Mr. Pertovich’s knowledge and familiarity with the region will be highly valuable to the Company,” stated Pantelis Zachos, Chief Executive Officer of Gold Standard Mining Corp.

Since 2005, Mr. Pertovich has been the head of the Amur Region’s Natural Resource Development Office.  From 1998 through 2005, he was a director of Prom Story Mantaje; from 1995 through 1998, he was the Vice President of OAO Concearn; from 1992 through 1995 he and was a Director of the Internal Economic Office of the Amur Region.

ABOUT GOLD STANDARD MINING CORP. (OTCBB: GSTP)

Gold Standard Mining Corp. is a publicly held Nevada corporation whose common stock trades on the over-the-counter bulletin board under the trading symbol GSTP.  Through its operating subsidiary, the Company is engaged in the business of gold mining in the Amur region of Russia near the border between Russia and China.

Forward-Looking Statements: Except for statements of historical fact, this news release contains certain "forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995, including, without limitation expectations, beliefs, plans and objectives regarding the development, use and marketability of products. Such forward-looking statements are based on present circumstances and on the Company's predictions with respect to events that have not occurred, that may not occur, or that may occur with different consequences and timing than those now assumed or anticipated. Such forward- looking statements involve known and unknown risks, uncertainties and other factors, and are not guarantees of future performance or results and involve risks and uncertainties that could cause actual events or results to differ materially from the events or results expressed or implied by such forward- looking statements. Such factors include general economic and business conditions, the ability to successfully develop and market products, consumer and business consumption habits, the ability to fund operations and other factors that the Company has little or no control. Such forward-looking statements are made only as of the date of this release and the Company assumes no obligation to update forward- looking statements to reflect subsequent events or circumstances. Readers should not place undue reliance on these forward-looking statements. Risks, uncertainties and other factors are discussed in documents filed from time to time by the Company with the Securities and Exchange Commission.

Contact:

Mr. Pantelis Zachos, Chief Executive Officer

Gold Standard Mining Corp.

28030 Dorothy Drive

Suite 307

Agoura Hills, CA 91301

Phone: 818-665-2098

Website: http://www.goldstandardmining.com